Item 77I/77Q1(d) - Terms of new or amended securities:

Columbia Funds Series Trust

On June 24, 2014, a Form Type 485(b), Accession No. 0001193125-14-246849, an amendment to the registration statement of Columbia Funds Series Trust, was filed with the SEC. This amendment registered the new class of shares of the Funds listed below, effective June 25, 2014, and describes the characteristics of each new class of shares:

Fund	New Share Class
Columbia Large Cap Enhanced Core Fund	Class R5
Columbia Small Cap Index Fund	Class W